Exhibit 10.1

STOCK PURCHASE AGREEMENT

THIS STOCK PURCHASE AGREEMENT (the “Agreement”), made as of April 25, 2007, by and between William M. Gottwald (the “Seller”) and Albemarle Corporation, a Virginia corporation (the “Company”), provides as follows:

ARTICLE I

DEFINITIONS

When used in this Agreement, the following terms shall have the meanings specified:

1.1 Closing. “Closing” shall mean the conference held at 10:00 a.m., local time on the Closing Date, at the offices of the Company in Richmond, Virginia or such other place as the parties may mutually agree.

1.2 Closing Date. “Closing Date” shall mean the third business day after the determination of the Purchase Price and the satisfaction of the conditions set forth in Article IV hereof, or such other date to which the parties may mutually agree.

1.3 Common Stock. “Common Stock” shall mean the Company’s authorized common stock, par value $0.01 per share.

1.4 Price Per Share. “Price Per Share” means $0.03 less than the average closing price of a share of the Common Stock, as determined by the Company’s Chief Financial Officer based on trade data provided by the New York Stock Exchange (as reported in the Wall Street Journal), for April 26 through April 30, 2007 (inclusive).

1.5 Purchase Price. “Purchase Price” shall mean the sum of the Price Per Share multiplied by the total number of shares of Stock.

1.6 Stock. “Stock” shall mean 100,000 shares of Common Stock.

ARTICLE II

PURCHASE AND SALE

2.1 Commitment to Sell. At the Closing, and upon all of the terms and subject to all of the conditions of this Agreement, the Seller hereby agrees to sell, transfer, assign and deliver to the Company one or more certificates evidencing the Stock, free and clear of all liens, claims, mortgages, encumbrances and claims of any third party.

2.2 Commitment to Purchase. Upon all of the terms and subject to all of the conditions of this Agreement, the Company agrees to purchase the Stock and in full payment therefor, the Company shall deliver the Purchase Price to the Seller on the Closing Date in immediately available funds.

ARTICLE III

REPRESENTATIONS AND WARRANTIES

The Seller hereby represents and warrants to the Company that the Seller owns good and valid title to the Stock being sold by the Seller, free and clear of any liens, encumbrances or claims and that the Seller has the right to sell such shares to the Company without violating any obligation. The Seller represents and warrants that he does not know of any non-public information about the Company that a reasonable investor would consider material to a decision whether to sell Common Stock.

CONDITIONS PRECEDENT TO THE OBLIGATIONS OF THE PARTIES

Each and every obligation of the parties to be performed on the Closing Date shall be subject to the satisfaction prior to or at the Closing of the following express conditions precedent (it being the understanding of the parties that any of such conditions may be waived by the parties):

3.1 No Adverse Change. Since the date of this Agreement, neither the Company nor the Seller shall have sustained any change in its or his businesses or assets that is likely to have a material adverse effect, in the reasonable judgment of any party, on the Company’s or the Seller’s financial condition.

3.2 Market Changes. Between the date of this Agreement and the Closing Date, there shall not have occurred any of the following: (i) a suspension or material limitation in trading in securities generally on the New York Stock Exchange or the National Association of Securities Dealers, Inc. Automated Quotation National Market System; (ii) a general moratorium on commercial banking activities in New York or Virginia declared by federal, New York or Virginia authorities; (iii) the engagement by the United States in hostilities which have resulted in the declaration of a national emergency or war or the escalation of any such hostilities if any such event specified in this clause (iii) is likely to have a materially adverse effect, in a party’s reasonable judgment, on the Company’s financial condition or business prospects; or (iv) such a material adverse change in general economic, political, financial or international conditions affecting financial markets in the United States having a material adverse impact on trading prices of securities in general as is likely to have a materially adverse effect, in a party’s reasonable judgment, on the Company’s financial condition or business prospects.

3.3 Final Range of Price for Stock. The Price Per Share shall not be more than $44.80 or less than $ 40.80 without the mutual consent of the parties hereto.

ARTICLE IV

MISCELLANEOUS

4.1 Expenses. Each of the parties hereto shall pay the fees and expenses of their respective counsel, accountants, investment bankers and investment advisors, and any other expenses incident to the negotiation and preparation of this Agreement and consummation of the transactions contemplated hereby.

4.2 Governing Law. This Agreement shall be construed and interpreted according to the laws of the Commonwealth of Virginia, without regard to the conflicts of law rules thereof.

4.3 Assignment. This Agreement and each party’s respective rights hereunder may not be assigned at any time without the prior written consent of the other parties hereto.

4.4 Notices. All communications, notices and disclosures required or permitted by this Agreement shall be in writing and shall be deemed to have been given at the earlier of the date when actually delivered to an officer of the Company or to in the case of the Seller, to William M. Gottwald, or when deposited in the United States mail, certified or registered mail, postage prepaid, return receipt requested and addressed as follows, unless and until either of such parties notifies the other in accordance with this Section 5.4 of a change of address:

If to the Company:	Albemarle Corporation
330 South Fourth Street
Richmond, Virginia 23219
Attention: Luther C. Kissam, IV, Esq.

If to the Seller:	Mr. William M. Gottwald
330 South Fourth Street
Richmond, Virginia 23219

[Signature page follows]

IN WITNESS WHEREOF, the parties have caused this Agreement to be duly executed as of the day and year first above written.

ALBEMARLE CORPORATION

By:	/s/ Luther C. Kissam, IV
Name:	Luther C. Kissam, IV
Title:	Senior Vice President, General Counsel and Secretary

William M. Gottwald

/s/ William M. Gottwald

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